Exhibit 10.1

AMENDMENT TO LEASE

This Amendment to Lease (“Amendment”) is dated as of the 27 day of September, 2005, between JN PROPERTIES, a Colorado general partnership (“Landlord”) and FISCHER IMAGING CORPORATION, a Delaware corporation (“Tenant”).

RECITALS

A.            Landlord and Tenant are parties to that certain Lease dated July 31, 1992 (the “Lease”), for premises located on a portion of Block 7, Washington Square Subdivision, in the City of Thornton, Adams County, Colorado and more particularly described in the Lease (the “Premises”).

B.            Tenant has entered into an agreement with Hologic, Inc., a Delaware corporation for the sale and purchase of Tenant’s assets pursuant to an Asset Purchase Agreement dated June 22, 2005 (the “Hologic Agreement”), pursuant to which, among other things, Hologic will purchase from Tenant the Mammography Intellectual Property and the right to use certain Intellectual Property Authorizations (as those terms are defined in the Hologic Agreement).

C.            Landlord and Tenant desire to amend Lease upon the terms and conditions set forth herein and, in connection therewith, Landlord shall consent to the consummation of the transactions contemplated by the Hologic Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth, and intending to be legally bound hereby, the parties hereto agree as follows:

AGREEMENT

1.             Defined Terms.  All capitalized terms used but not defined in this Amendment shall have the meanings set forth for such terms in the Lease.  All terms that are defined in this Amendment will have the meaning in the Lease as amended hereby that are set forth for such terms in this Amendment.

2.             Amendment of Lease.  In consideration of Landlord’s execution of this Amendment and subject to the condition subsequent of the consummation of the transaction contemplated by the Hologic Agreement, Tenant hereby covenants and agrees to pay the sum of Four Million Dollars ($4,000,000.000) (the “Amendment Fee”) to Landlord by certified funds or federal wire transfer.  Immediately following closing under the Hologic Agreement and the receipt of the purchase price thereunder (the “Hologic Closing”), Tenant shall pay the Amendment Fee to Landlord from the Hologic Closing proceeds.  Landlord and Tenant hereby agree that upon and conditioned upon Landlord’s receipt of the Amendment Fee, the following modifications to the Lease shall become effective:

(a)           Lease Term.  The Term of the Lease is hereby amended so that it shall terminate on the earlier of (a) that date which is 60 days after Tenant furnishes written notice to Landlord of Tenant’s intent to vacate the Premises; or (b) May 31, 2006, as if that date were the day definitely fixed in the Lease for the expiration of the Term thereof.

(b)           Month-to-Month Lease.  Contingent upon Tenant’s payment of the Amendment Fee as set forth above, commencing on October 1, 2005, Tenant shall be deemed to be occupying the Premises on a month-to-month basis, terminable by Tenant upon 60 days’ prior written notice to Landlord.  Such month-to-month tenancy shall be subject to all of the terms and conditions set forth in the Lease (including, but not limited to, Tenant’s ongoing obligations to pay for insurance, utilities and maintenance) and subject to the provisions set forth in this Amendment, except that Tenant shall pay base rent and 2006 real property taxes in the amounts set forth in Paragraphs 2(c) and (d) below.

(c)           Real Estate Taxes and Other Matters.  In addition to Tenant’s obligation to pay the Amendment Fee to Landlord, Tenant hereby covenants and agrees to pay to Landlord immediately upon the Hologic Closing, the sum of One Hundred Eighty Thousand Dollars ($180,000.000) (the “2005 Tax Payment”) which represents Tenant’s share of 2005 Taxes for the Premises due and payable in 2006.  Landlord acknowledges and agrees that upon its receipt of the 2005 Tax Payment from Tenant it shall be responsible for paying 2005 Taxes directly to the taxing authority.  Commencing on January 1, 2006 and continuing for the remainder of the Term, Tenant shall, in addition to monthly base rent, pay to Landlord on a monthly basis 1/12 of the estimated Taxes for 2006 as determined by Landlord in it reasonable discretion (the “2006 Tax Payments”).  Landlord acknowledges and agrees that upon Landlord’s receipt of the 2006 Tax Payments it shall be responsible for paying all 2006 Taxes due and payable in 2007 directly to the taxing authority.  Tenant agrees to spend up to Fifteen Thousand Dollars ($15,000.00) to close two (2) underground sumps on the Premises with such efforts to be in full satisfaction of any and all obligations under the Lease with respect to these sumps.  In connection therewith, Tenant shall conduct soil sampling around the sumps to obtain information regarding possible subsurface releases from the sumps.  Tenant shall immediately furnish Landlord with the results of that assessment.  In the event that the assessment identifies any concentrations of regulated compounds exceeding regulatory action levels which resulted from Tenant’s operations, Tenant shall, at its sole cost and expense, perform any remediation required by the appropriate regulatory agency.  Upon receipt of (i) analytical data showing no remediation is required or (ii) in the event remediation is required, a No Further Action letter from the appropriate regulatory agency, Tenant shall be released from the obligations set forth in Section 4.2 of the Lease.

(d)           Rent.  Notwithstanding anything to the contrary set forth in this Amendment or in the Lease, commencing on October 1, 2005, and continuing for the remainder of the Term, Tenant shall pay monthly base rent to Landlord in the amount of Sixty-six Thousand Three Hundred Forty Dollars ($66,340.00) which is at an annual rate of Six Dollars and Eighty-four Cents ($6.84) per square foot contained in the Premises’ Building.

(e)           Landlord’s Right to Entry.  From and after the Effective Date, Landlord shall have the continuing right to enter the Premises in order to inspect and show the Premises to current and prospective lenders, insurers, purchasers and tenants.  Landlord shall provide reasonable advance oral notice to one of the representatives designated by Tenant of any such entry and shall take reasonable steps to minimize any disruption of Tenant’s business.  In addition to the foregoing, from and after the Effective Date, Landlord shall have the continuing right to market the Premises for lease, which marketing shall include, but not be limited to, the placement of “for rent” or “for lease” signs on the exterior of the Premises’ Building and/or around the Building.

(f)            Surrender.  At the expiration of the Term of the Lease, Tenant shall, in accordance with Article 19 of the Lease, vacate and surrender the Premises to Landlord in the same condition that the Premises are in on the Effective Date, normal wear and tear excepted and, except as set forth in the Hologic Agreement, Tenant shall, at its sole cost and expense, remove from the Premises all of its trade fixtures, equipment and other movable personal property.  In the event Tenant fails to vacate the Premises on or before the expiration of the Term of the Lease, Tenant shall be deemed to be holding over and shall be subject to the terms and conditions of Article 19 of the Lease.

3.             Consent to Hologic Agreement.  Landlord hereby grants its consent to the consummation of the transactions contemplated by the Hologic Agreement as required by the Lease.

4.             Effective Date.  As used herein, “Effective Date” means the date this Amendment is last signed by either of the parties hereto.

5.             Termination of this Agreement.  In the event the Hologic Agreement is terminated prior to its consummation, or Tenant fails to pay the Amendment Fee and the 2005 Tax Payment to Landlord in accordance with the terms of this Amendment, this Amendment shall become null and void and the Lease shall otherwise remain in full force and effect in accordance with the terms thereof; provided, however, Tenant’s obligation to pay the 2005 Tax Payment as contemplated in Paragraph 2 above, shall constitute an independent Tenant obligation which shall in no event be extinguished as a result of the failure of the Hologic Closing to occur or Tenant’s failure pay the Amendment Fee and/or 2005 Tax Amendment.

6.             Attorneys’ Fees.  In the event of any litigation brought by either party to enforce the terms and provisions of this Amendment, the prevailing party shall be entitled to recover all of its costs and expenses incurred in such litigation, including but not limited to, reasonable attorneys’ fees.

7.             No Further Modification.  The parties agree that the Lease in all other respects, except as modified by this Amendment, remains unchanged and unaffected by this Amendment, and the provisions thereof shall continue to be effective and binding on the parties.  In the event there are any inconsistencies between the terms and conditions of this Amendment and the terms and conditions of the Lease, the terms and conditions of this Amendment shall control.

8.             Binding Effect.  This Amendment shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and assigns.

12.           Counterparts.  This Amendment may be executed in several counterparts, each of which will be considered an original, and all of which when taken together shall constitute one agreement.

IN WITNESS WHEREOF, the parties hereto, have executed this Amendment to Lease as of the day and year first above written.

“LANDLORD”

JN PROPERTIES, a Colorado general partnership

By:	/s/ Morgan W. Nields
Morgan Nields, General Partner

By:	/s/ Kinney L. Johnson
Kinney L. Johnson, General Partner

“TENANT”

FISCHER IMAGING CORPORATION, a Delaware corporation

By:	/s/ Steven L. Durnil
Name:	Steven L. Durnil
Its:	President and CEO

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